EXHIBIT 10.140
PROPERTY & CASUALTY QUOTA SHARE
RETROCESSION AGREEMENT
(the “Agreement”)
entered into by and between
Peerless Insurance Company
(the “Retrocedent”)
and
Liberty Mutual Insurance Company
(the “Retrocessionare”)
Recitals
A. The Retrocedent is the lead reinsurer under that certain Reinsurance Agreement originally dated as of January 1, 1996, and amended as of December 31, 1998, under which it assumes business ceded to it by certain of its subsidiaries and affiliates and retrocedes a portion of such business back to certain of those subsidiaries and affiliates in specified percentages (the “Peerless Pooling Agreement”).
B. Liberty Insurance Underwriters Inc. (“LIU”) (formerly known as “Albany Insurance Company”) cedes risks to its parent company, Atlas Assurance Company of America (“Atlas”), on a 100% quota share basis pursuant to that certain Property & Casualty Quota Share Reinsurance Agreement effective as of January 1, 1996 (the “Atlas Reinsurance Agreement”) and which was terminated as to policies in-force, written or assumed by LIU on or after January 1, 2000.
C. LIU indirectly cedes risks to the Retrocedent under the Pooling Agreement through its cession of risks to Atlas, who, in turn is a participant in the Peerless Pooling Agreement.
D. The Retrocedent desires to cede to the Retrocessionaire, and the Retrocessionaire desires to assume, 100% of those risks ceded to the Retrocedent by Atlas under the Peerless Pooling Agreement and which risks are specifically attributable to policies of insurance issued or assumed by LIU prior to January 1, 2000.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

Article I
Business Reinsured
A. The Retrocedent hereby retrocedes and the Retrocessionaire hereby assumes 100% of the Ultimate Net Liability for Net Losses payable for LIU under the Peerless Pooling Agreement with respect to policies in-force, issued or assumed by LIU and which risks are ceded to Atlas, which are, in turn, ceded to the Retrocedent under the Peerless Pooling Agreement.
B. Premium to the Retrocessionaire for reinsurance provided hereunder shall be 100% of the Net Written Premium received by Retrocedent and which is specifically allocable to LIU for each and every risk assumed by Retrocedent and attributable to policies of insurance in-force, issued or assumed by LIU under the Peerless Pooling Agreement.
C. The crediting of ceding commissions, net reserves, premium and expenses, to and from Retrocedent, with respect to LIU’s risks, shall follow the applicable expense reimbursement provisions under the Peerless Pooling Agreement.
Article II
Mutual Rights and Obligations
A. This Agreement shall be subject in all respects to the same terms, rates, conditions, modifications, alterations and cancellations as the Peerless Pooling Agreement.
B. The parties shall not be prejudiced in any way by inadvertent errors or omissions, provided that such errors or omissions are corrected immediately upon discovery.
C. The Retrocedent shall furnish to the Retrocessionaire within thirty (30) days of the end of each calendar quarter, an account to which shall be credited Net Premiums, less ceding commission thereon for the quarter in question, less net expenses and net losses paid during the quarter in question.
D. The Retrocedent shall furnish the Retrocessionaire, within thirty (30) days of the end of each calendar quarter, statistical data sufficient for the completion of financial statements.
E. The parties agree that they may, upon request, inspect each other’s books and all records and documents insofar as they may include or affect the business ceded under this Agreement.
F. The terms used in this Agreement shall have the same meaning as such terms have under the Peerless Pooling Agreement.

Article III
Effective Date
A. This Agreement shall be effective as of 12:01 am, January 1, 2001 and shall remain in force unless modified by mutual agreement or terminated as provided for in the Peerless Pooling Agreement. In the event of termination of this Agreement, the parties shall continue to participate in all liability coming within the terms of this Agreement during the termination notice period and shall remain liable up to the natural expiration date of all such business in force on the termination date of this Agreement.
B. Notwithstanding paragraph A, above, this Agreement shall not be effective until all required regulatory approvals of this Agreement have been obtained.
Article IV
Insolvency
In the event of the insolvency of the Retrocedent, the Retrocessionaire agrees that the reinsurance shall be payable by it on the basis of the claims allowed against the Retrocedent in the insolvency proceedings, under contract or contracts reinsured without diminution because of the insolvency of the ceding insurer. Payments made by the Retrocessionaire shall be made directly to the ceding insurer or its domiciliary liquidator or receiver except (a) where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the Retrocedent; or (b) where the Retrocessionaire with the consent of the direct insured or insured has assumed such policy obligations of the Retrocedent as direct obligations of the Retrocessionaire to the payees under such policies and in substitution for the obligations to the Retrocedent to such payees. The portion of any risk or obligation assumed by the Retrocessionaire, when such portion is ascertained, shall be payable on demand of the Retrocedent, at the same time as the Retrocedent shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment.
The domiciliary liquidator or receiver of the insolvency Retrocedent shall, within a specified or reasonable time after the claim is filed in court or in the receivership, give written notice to the Retrocessionaire of all or part of any claim against the Retrocedent on the policy or bond reinsured. During the pendency of the claim, the Retrocessionaire may investigate the claim and intervene in the proceeding in which the claim is pending and interpose any defenses it considers available which have not been raised by the Retrocedent, its liquidator or receiver. The expenses incurred by the Retrocessionaire in this type of action are payable up to the amount of the expenses or the amount of the benefit produced, whichever is less, as expenses of the receivership. If two or more Retrocessionaires have potential liability because of the same claim, the expenses shall be apportioned among them in proportion to the benefit received.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

PEERLESS INSURANCE COMPANY		LIBERTY MUTUAL INSURANCE COMPANY

By:	/s/	By:	/s/

	Its:		Its:

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